UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 6, 2012

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Autobytel Inc.
(Exact name of registrant as specified in its charter)

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Delaware	1-34761	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Suite 200, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (949) 225-4500
(Former name or former address, if changed since last report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.

On June 6, 2012, the Board of Directors of Autobytel Inc. ("Company") authorized the repurchase from time to time of up to $2.0 million of the Company's common stock.  This new share repurchase authorization follows the completion of the Company's prior stock repurchase authorization pursuant to which the Company repurchased approximately 1.9 million shares of its common stock for an aggregate purchase price of approximately $1.5 million at an average per share purchase price of $0.766.  The Company currently has approximately 44.2 million shares outstanding after the cancellation of shares repurchased under the prior share repurchase authorization.

The Company may repurchase shares of its common stock from time to time on the open market and/or in private transactions.  The Company will fund any repurchases through the use of available cash.  The timing and actual number of shares repurchased will depend upon a variety of factors, including price, market conditions and other legal, regulatory and corporate considerations at the Company's sole discretion.  The repurchase authorizations do not obligate the Company to repurchase any particular number of shares.  The authorizations may be increased or otherwise modified, renewed, suspended or terminated by the Company at any time, without prior notice.

A press release announcing the new repurchase program was issued and is attached hereto as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits.

        (d)  Exhibits

            99.1  Press release dated June 7, 2012

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 8, 2012
Autobytel Inc.

By:	/s/ Glenn E. Fuller
Glenn E. Fuller
Executive Vice President, Chief Legal and Administrative Officer and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release dated June 7, 2012

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